Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:	AirNet Systems, Inc.	InvestQuest, Inc.
	Bruce Parker	Bob Lentz
	(614) 409-4878	(614) 876-1900
AirNet Systems Announces New Pricing Structure for Bank Customers
COLUMBUS, Ohio (October 15, 2007) AirNet Systems, Inc. (AMEX: ANS) today announced a new pricing structure for it’s weekday bank customers intended to better align price with AirNet’s cost to serve, preserve service to those cities the banking industry view as important operational centers, and assist bank customers with orderly implementation of future changes to deliveries.
This new structure incorporates tiered zone pricing features where cities are categorized by current shipping volumes based on both origins and destinations. Banks that need to ship from origins and/or to destinations in non primary (core) cities will pay tiered surcharges for such shipments, which are tied to AirNet’s cost-to-serve in those markets. Additionally, AirNet has implemented a Weekday Core Support Fee that will enable AirNet to continue to provide services for the core cities as the banking industry’s transition to image documents continues. AirNet believes that these fees will result in more stable and predictable services as its bank customers continue to reduce check shipments.
AirNet designed this new pricing structure after consulting with banking customers as they migrate from physical delivery of cancelled checks to electronic image transfer. The Company notified its weekday air system banking customers today about the new pricing plan and AirNet intends to amend its current agreements.
Jeffrey Harris, Chief Operating Officer stated, “The new pricing structure announced today represents our ongoing commitment to adapt to changes in the banking industry. We continue to work with our customers to meet their evolving needs and provide a level of service that is mutually beneficial to both AirNet and the banking industry.”
AirNet Systems, Inc.
AirNet Systems, Inc. focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. AirNet’s aircraft are located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
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